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                                                                     EXHIBIT 4.1

                         VENTANA MEDICAL SYSTEMS, INC.
                    2001 OUTSIDE DIRECTOR STOCK OPTION PLAN


1.   INTRODUCTION

     1.1 Purpose. This plan shall be known as the Ventana Medical Systems, Inc. 2001 Outside Director Stock Option Plan (the "Plan"). The purpose of this Plan is to promote the growth and development of Ventana Medical Systems, Inc. (the "Company") by providing increased incentives for the directors of the Company. The Plan is to help the Company to attract and retain the best available individuals to serve as non-employee members of the Board, to reward such directors for their contributions to the Company, and to maximize the identity of interest between such directors and the Company's stockholders generally. This Plan provides for the granting of non-qualified stock options.

     1.2 Effective Date. The effective date of the Plan shall be January 22, 2001, subject to approval of the Plan by the shareholders of the Company. Options granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

     1.3 Compliance with Rule 16b-3. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). If any provision of the Plan or any grant hereunder would disqualify the Plan or such grant under, or would not comply with, Rule 16b-3 (or any successor rule), such provision or grant shall be construed or deemed amended to conform to Rule 16b-3.

2.   PLAN DEFINITIONS

     2.1 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          2.1.1  "Board" shall mean the Board of Directors of the Company.

          2.1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          2.1.3 Commission means the Securities Exchange Commission or any successor agency.

          2.1.4 "Committee" shall mean the Compensation Committee of the Board, as described in Paragraph 4.1, "Administration."

          2.1.5  "Company" shall mean Ventana Medical Systems, Inc., a Delaware

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corporation, or any successors as provided in Paragraph 6.9, "Successors."

          2.1.6 "Company Stock" shall mean Common Stock of the Company, par value $.001 per share, and such other stock and securities that may be substituted for the Common Stock under Paragraph 3.2, "Changes in Company Stock."

          2.1.7 "Consultant" shall mean a non-employee of the Corporation who provides services to the Company and who is designated as a Consultant by the Board.

          2.1.8 "Director" shall mean any person who is elected or appointed to the Board.

          2.1.9 "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the Nasdaq National Market System, the mean of the high and low sale prices recorded in composite transactions as reported
in the Wall Street Journal.   In the absence of reported sales on such date, or
if the stock is not so listed or quoted, but is traded in the over-the-counter market, "Fair Market Value" shall be the mean of the closing bid and asked prices for such shares on such date as reported in the Wall Street Journal, or, if not so reported as obtained from a bona fide market maker in such shares. In the absence of an established market for the Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board.

          2.1.10 "Exchange Act" means the Securities and Exchange Act of 1934, as amended, from time to time, and the rules and regulations promulgated thereunder.

          2.1.11 "Exercise Price" shall mean, with respect to each share of Company Stock subject to the Option granted, the Fair Market Value on the date of grant.

          2.1.12 "Optionee" shall mean any person who has been granted an Option under the Plan.

          2.1.13 "Option" shall mean a right to purchase Company Stock granted pursuant to the Plan.

          2.1.14 "Outside Director" means a member of the Board who qualifies as a "Non-Employee Director," as defined in Rule 16b-3, as promulgated by the Commission under the Exchange Act or any successor definition adopted by the Commission.

3.  SHARES SUBJECT TO OPTION

     3.1 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall in the aggregate not exceed five hundred thousand (500,000). Shares subject to and not issued under an Option that expires, terminates, is canceled or forfeited for any reason under the Plan shall again become available for the granting of Options.

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     3.2  Changes in Company Stock.  If any stock dividend is declared upon the
Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and approximately adjusted and the number and kind of shares then subject to Options granted to employees under the Plan and the per share Option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

4.   ADMINISTRATION

     4.1 Administration. The Plan shall be administered by the Board, the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine (all of the foregoing are collectively referenced to as "the Committee"). The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Exchange Act or any successor rule.

     4.2  Committee Powers.

          4.2.1 The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Option theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

          4.2.2 Subject to the provisions of the Plan, the Committee shall have full and final authority to:

          4.2.3 designate the Outside Directors and Consultants to whom Options shall be granted;

          4.2.4 grant Options in such form and amount as the Committee shall determine;

          4.2.5 impose such limitations, restrictions and conditions upon any such Option as the Committee shall deem appropriate; and

          4.2.6 waive in whole or in part any limitations, restrictions or conditions imposed upon any such Option as the Committee shall deem appropriate.

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     5.   STOCK OPTIONS

     5.1 General. Each option granted under the Plan shall be a nonqualified stock option. The option grant shall be evidenced by a stock option agreement between the Company and the Optionee, which shall contain the terms and conditions required by this Article 5 and such other terms and conditions, consistent with the Plan, as the Committee may deem appropriate in each case. The provisions of option grants need not be the same with respect to each recipient. The Options granted under this Plan shall be subject to adjustment under Paragraph 5.6, "Merger, Consolidation or Reorganization."

     5.2 Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the Option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the Option; provided, however, that in either case notice of the grant of the Option shall be given to the Optionee within a reasonable time.

     5.3 Option Price. The price at which each share of Company Stock covered by an Option may be purchased shall be one hundred percent (100%) of the Fair Market Value of the Company Stock on the date the Option is granted.

     5.4 Period for Exercise. Unless otherwise determined by the Committee, each Option granted shall have a term expiring on the tenth anniversary of the date on which it was granted (the "Expiration Date"), subject to early expiration as provided in Paragraph 5.5, "Early Expiration." Each Option granted under the Plan may be exercised by the Optionee, in whole or in part, at any time prior to its Expiration Date to the extent that it is vested.

     5.5 Early Expiration. If an Optionee ceases to serve as an Outside Director, any unvested portion of the Option shall expire on the date on which the Optionee ceases to serve as an Outside Director, subject to this Paragraph 5.5, "Early Termination," and Paragraph 5.10, "Change of Control." The vested portion of the Option shall expire or remain exercisable in accordance with this Paragraph 5.5, "Early Termination."

          5.5.1 If the service of an Optionee as an Outside Director ceases because of death or disability, as such disability is determined by the Board, the Option, whether or not vested or exercisable at the time of such termination, shall vest and be exercisable in full at any time prior to the Expiration Date by the personal representative of the Optionee's estate or the person or persons to whom the Option is transferred by will or the laws of decent and distribution, or by the Optionee or the Optionee's designated representative in the event of the Optionee's disability.

          5.5.2 If the service of any Optionee as an Outside Director ceases for any reason other than death, disability or any of the matters set forth in Paragraph 5.5.4 below and provided the Board determines that the Outside Director had discharged his duties as a Director in a manner acceptable to the Board, then the Optionee may exercise the Option to the extent that it had vested as of the date of the Outside Director's termination through the Expiration Date;

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          5.5.3  If the service of an Optionee as an Outside Director ceases for any reason other than death, disability or any of the matters set forth in Paragraph 5.5.4 and the Board determines that the Optionee had failed to discharge his duties as a Director in a manner acceptable to the Board, then the Optionee may exercise the Option to the extent it had vested as of the date of termination of the Outside Director's service for a period of thirty (30) days from the date of termination; and

          5.5.4 If the Optionee is terminated as an Outside Director by the Board for (i) misconduct, which includes, but is not limited to, any act of dishonesty, moral turpitude, fraud or embezzlement, (ii) unauthorized use of any disclosure of confidential information or trade secrets of the Company, or (iii) acting in such a manner deemed by the Board not in the best interest of the Company, then, notwithstanding any other provision in the Plan to the contrary, the Option shall immediately expire and cease to be outstanding.

     5.6 Method of Exercise. Each Option may be exercised in whole or in part from time to time as specified in the Stock Option Agreement. Each Optionee may exercise an Option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock that have been beneficially owned by the Optionee, the Optionee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the Option. No Optionee shall be under any obligation to exercise any Option hereunder. An Optionee shall not have any rights of a stockholder with respect to the shares subject to the Option until such shares shall have been delivered to the Optionee.

     5.7 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee may, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised Option pursuant to either Paragraph 5.7.1 or 5.7.2 below:

          5.7.1 Appropriate provision may be made for the protection of such Option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such Option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to Option immediately after such substitution over the exercise price thereof; or

          5.7.2 The Committee may cancel such Option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the Optionee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per

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share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the Option exercise price, multiplied by the number of shares subject to such Option.

     5.8 Withholding Taxes. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an Option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an Option or the issuance of a stock certificate, that the Optionee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine. In lieu of part or all of any such payment, the Optionee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

     5.9 Conditions Upon Issuance of Shares. The Plan, the grant, the exercise of Options and the obligations of the Company shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificate or certificates for shares of the Company Stock prior to (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, and (ii) the completion of any registration or other qualification of such shares under any state or federal law (including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act), or rulings or regulations of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     5.10 Change of Control.

          5.10.1 If a Change of Control, as defined below, occurs during the term of an Option, each outstanding Option shall

                  5.10.1.1 be assumed or an equivalent option or right be substituted by the successor corporation or by a parent or subsidiary of the successor corporation; and

                  5.10.1.2 fully vest and the Optionee shall have the right to exercise the Option in full if the Optionee ceases to serve as an Outside Director for any reason within 24 months of a Change of Control, including Shares as to which the Optionee would not otherwise be vested or exercisable, provided that the Option shall not vest and be exercisable if the Optionee ceases to be an Outside Director for any of the reasons set forth in Paragraph 5.5.4.

          5.10.2 For the purposes of this Paragraph 5.10, "Change of Control" shall mean an event or the last of a series of related events by which:

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                  5.10.2.1  any Person directly or indirectly acquires or
otherwise becomes entitled to vote stock more than 50% of the voting power in elections for Directors of the Company; or

                  5.10.2.2 during any 24-month period a majority of the members of the Board ceases to consist of Directors who were:

                            5.10.2.2.1  Directors at the beginning of the period
("Continuing Directors"), or

                            5.10.2.2.2  appointed to office after the start of
the period by the Board with the approval of two-thirds of the incumbent Continuing Directors ("Appointed Directors"); or

                            5.10.2.2.3  elected to office after the start of the
period by the stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent Continuing Directors ("Elected Directors"); or

                            5.10.2.2.4  appointed to office after the start of
the period by the Board of Directors with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

                            5.10.2.2.5  elected to office after the start of the
period by the Company's stockholders following nomination for election by the Board with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

                  5.10.2.3 the Company merges or consolidates with another corporation, and holders of outstanding shares of the Common Stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 51% of the voting power in elections for Directors; or

                  5.10.2.4 the Company sells all or a substantial portion of the consolidated assets of the Company and its subsidiaries, and the Company does not own stock in the purchaser having more than 51% of the voting power in elections for Directors.

                  5.10.2.5 As used in this Paragraph 12, a "Person" means any "person" as that term is used in Paragraphs 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, together with all of that person's "affiliates" and "associates," as those terms are defined in Rule 12b-2 of such Act.

                  5.10.2.6 The following events shall not constitute a "Change of Control":

                            5.10.2.6.1  sale of securities by the Company;

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                            5.10.2.6.2  any acquisition by the Company of
another corporation, business or entity; or

                            5.10.2.6.3  any acquisition of the Company by any
employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

6.   GENERAL

     6.1 Nontransferability. No Option shall be transferable by an Optionee otherwise than by will or the laws of descent and distribution, provided that in accordance with Internal Revenue Service guidance, the Committee, in its discretion, may grant Options that are transferable, without payment of consideration, to family members of the Optionee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability. In the event of the Optionee's death, the Optionee's beneficiary designated pursuant to Paragraph 6.10, "Beneficiary Designation," or in the absence of any such designation, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred by will or the laws of descent and distribution may exercise the option in accordance with its terms.

     6.2 General Restriction. Each Option shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of securities thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

     6.3 No Promise of Continued Service as a Director. Nothing in the Plan or in any Option granted under the Plan shall confer on any director any right to continue as a director of the Company or affect the right of the Company to terminate his or her service to the Company at any time.

     6.4 Expiration and Termination of the Plan. The Plan will terminate on January 21, 2011, except as to Options then outstanding under the Plan, which Options shall remain in effect until they have been exercised, the restrictions have lapsed or the Options have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board, except with respect to any Options then outstanding under the Plan.

     6.5 Amendments, Modification and Termination. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 under the Exchange Act, or any successor rule, or the Code. Subject to the terms and

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conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, accept the surrender of outstanding Options (to the extent not theretofore exercised), reduce the exercise price of outstanding Options, or authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an Option (either directly or through modification of the Plan) shall, without the consent of the Optionee, alter or impair any rights of the Optionee under the Option.

     6.6 Plan Expense. Any expenses of administering this Plan shall be borne by the Company.

     6.7. Construction of Plan. The place of administration of the Plan shall be in the State of Arizona, and except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Arizona. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined in accordance with the laws of the State of Arizona.

     6.8 Gender. For purposes of this Plan, words used in the masculine gender shall include the feminine and neuter, and the singular shall include the plural and vice versa, as appropriate.

     6.9 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     6.10 Beneficiary Designation. Each Optionee may, from time to time, name any beneficiary or beneficiaries (who may be named continently or successively) who shall be entitled to exercise his or her options in accordance with their terms in the event of his or her death before he or she exercises all of his or her outstanding options. Each such designation shall revoke all prior designations by the same Optionee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee in writing with the Secretary of the Company during the Optionee's lifetime.

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